Exhibit 8.2

FORM OF WLRK OPINION

[Wachtell, Lipton, Rosen & Katz Letterhead]

[—], 2012

MeadWestvaco Corporation

501 South 5th Street

Richmond, VA 23219-0501

Ladies and Gentlemen:

We have acted as special counsel to MeadWestvaco Corporation, a Delaware corporation (“MWV”), in connection with the transactions described in (i) the Agreement and Plan of Merger (the “Agreement”), dated as of November 17, 2011, by and among MWV, Monaco SpinCo Inc., a Delaware corporation (“Spinco”), ACCO Brands Corporation, a Delaware corporation (“Company”), and Augusta Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), as amended, and (ii) the Transaction Agreements, as amended.1 At your request, and in connection with the effectiveness of the registration statement on Form S-4 relating to the Spinco Reorganization, the Distribution, the Merger and the LLC Merger (the LLC Merger, together with the Merger, the “Mergers”) (the foregoing, together, the “Transactions”), including the Proxy Statement/Prospectus contained therein (as amended or supplemented through the date hereof, the “Registration Statement”), we are rendering our opinion as to certain United States federal income tax matters.

In providing our opinion, we have examined the Agreement, as amended, the Transaction Agreements, the ruling request (and all appendices and exhibits thereto), which was filed with the Internal Revenue Service on December 12, 2011 in connection with the Transactions,

[1]	All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement, as amended.

and all supplemental submissions (and all appendices and exhibits thereto) filed in connection therewith (together, the “Ruling Request”), the Registration Statement (and all appendices and exhibits thereto), and such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinions set forth herein. In addition, we have assumed that: (i) the Transactions and related transactions will be consummated in accordance with the provisions of the Agreement and the Transaction Agreements and as described in the Registration Statement and the Ruling Request (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) the statements concerning the Transactions and the parties thereto set forth in the Agreement, the Transaction Agreements and the Ruling Request are true, complete and correct and each of the Registration Statement and the Ruling Request is true, complete and correct, (iii) the statements and representations (which statements and representations we have neither investigated nor verified) made by MWV and Spinco and by Company, Merger Sub and Merger Sub LLC in their respective representation letters, dated as of the date hereof and delivered to us for purposes of this opinion (the “Representation Letters”) are true, complete, and correct as of the date hereof and will remain true, complete, and correct at all times up to and including the effective time of the LLC Merger, (iv) any such statements and representations made in the Representation Letters “to the knowledge of” or belief of any person or with comparable qualification are and will be true, complete, and correct as if made without such qualification, (v) MWV, Spinco, Company, Merger Sub, Merger Sub LLC and their respective subsidiaries will treat the Transactions and certain related transactions for United States federal income tax purposes in a manner consistent with the opinions set forth below, and (vi) all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason, or if the Transactions are consummated in a manner that is different from the manner described in the Agreement, the Transaction Agreements, the Registration Statement and the Ruling Request, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, it is our opinion that, under currently applicable United States federal income tax law:

1.	The Spinco Reorganization and the Distribution, taken together, will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code; and

2.	The Merger and the LLC Merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Agreement, the Transaction Agreements, the Registration Statement or the Ruling Request other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Transactions and certain related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform MWV of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,